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                                                                    Exhibit 3.75

                                     BYLAWS

                        FOUNTAIN AMBULANCE SERVICE, INC.

                                   ARTICLE ONE

                                  CAPITAL STOCK

SECTION ONE: Share certificates, as approved by the President, shall be issued to shareholders specifying the name of the owner, number of shares, and date of issue. Each certificate shall be signed by the President with the corporate seal affixed thereon. Each certificate shall be numbered in the order in which it is issued.

SECTION TWO: Each shareholder shall be entitled to one vote per share of common stock, unless otherwise stated in Article of Incorporation.

SECTION THREE: Transfer of shares of stock shall be in the transfer ledger of the corporation. Such transfers shall be done in person or by power of attorney. Transfers shall be completed on the surrender of the old certificate, duly assigned.

                                   ARTICLE TWO

                             SHAREHOLDER'S MEETINGS

SECTION ONE: The annual meeting of the shareholders shall be held on the 2nd Tuesday of January each year at 10:00 A.M. If the stated day is a weekend or a legal holiday, the meeting shall be held on the next succeeding day not a weekend day or a holiday.

SECTION TWO: Special meetings of the shareholders may be called at any time by the President or any holder(s) of at least Twenty-five percent of the outstanding capital stock.

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SECTION THREE: Notice of any special meeting of the shareholders shall be given to their last known address by registered mail. Notice of any special meeting of the shareholders shall state the purpose of such meeting. Notice of a special meeting may be waived in writing either before or after such meeting.

SECTION FOUR: Unless otherwise provided by law or the Articles of Incorporation, at all meetings of the shareholders, action may be taken by a majority vote of the number of shares entitled to vote as represented by the shareholders present at such meeting. A quorum shall constitute one share over fifty percent of outstanding shares entitled to vote as represented by the shareholders present at such meeting. No business may be transacted without the presence of a quorum. At any time during any shareholders meeting, if it is determined that a quorum is no longer present, the meeting shall be then adjourned.

SECTION FIVE: Action may be taken by the shareholders without a formal meeting by consent, if such consent is executed in writing by all of the shareholders entitled to vote and if allowed under the laws of the State of incorporation.

                                  ARTICLE THREE

                                    DIRECTORS

SECTION ONE: There shall be no directors. The shareholders shall act as directors.

                                  ARTICLE FOUR

                                    OFFICERS

SECTION ONE: The officers of the corporation shall consist of President, JAMES
P. FOUNTAIN, Vice-President, KIM DENNY, Secretary, DEANNE MICHELLE GIBSON, and


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Treasurer, MARGARET R. FOUNTAIN. All officers shall be elected by the
Stockholders and shall serve a term for compensation as fixed by the Shareholders. The Stockholders may establish other officers as he may be deem fit.

SECTION TWO: The chief executive officer shall be the President. The President shall have management powers of the corporation. His duties shall include but are not limited to administration of the corporation presiding over shareholders meeting including general supervision of the policies of the corporation as well as general management. The President shall execute contracts, mortgages, loans and bonds under the seal of the corporation. The President shall have other powers as determined by the shareholders by resolution.

SECTION THREE: The Vice-President, shall have such powers as delegated to him by the President. Upon the inability to perform by the President, the Vice-President shall serve as President until such time as the President shall be able to perform. The President shall be deemed unable to perform his duties upon written notification by the President of such inability or resignation.

SECTION FOUR: The Secretary shall have charge of the minute books, seal, and stock books of the corporation. The Secretary shall have other powers as delegated by the President.

SECTION FIVE: The Treasurer shall have the power to manage the financial affairs of the corporation. The Treasurer shall keep books and records of the financial affairs and make such available to the President upon request. The Treasurer may make recommendations to the officers in regard to the financial affairs of the corporation.


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SECTION SIX: Vacancies shall be filled by the Shareholders. Until such time as vacancies are filled the following rules of succession shall apply without regard to Section Five of this Article. The Vice-President shall act as President and the Secretary shall act as Vice-President, and the Treasurer shall act as Secretary-Treasurer.

SECTION SEVEN: Assistants to officers may be appointed by the President. These duties shall be those delegated to them by the President.

SECTION EIGHT: Compensation of the officers shall be determined by the Stockholders.

                                  ARTICLE FIVE

                    CONTRACTS AND INSTRUMENTS OF INDEBTEDNESS

SECTION ONE: No contracts or any instrument of indebtedness shall be executed without approval by the President. The resident shall be authorized to execute contracts or instruments of indebtedness.

SECTION TWO: All checks, drafts, or other instruments of indebtedness shall be executed in the manner as determined by the President.

                                   ARTICLE SIX

                                 CORPORATE SEAL

     The seal shall be used by the President or other officers of the corporation as provided for in these By-Laws.

                                  ARTICLE SEVEN

                                    AMENDMENT

     These Bylaws may be amended from time to time by a majority vote of the Shareholders. These Bylaws may be repealed and new Bylaws established in the same manner as amendments.


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These Bylaws will continue in full force and effect until amended or repealed and replaced by new By-Laws.

                                  ARTICLE EIGHT

                                    DIVIDENDS

     The President may from time to time declare dividends to the Shareholders. These distributions may be in cash or property. No such dividends may be made out of the capital of the corporation.


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